Exhibit 5.1
June 24, 2009
The Bon-Ton Stores, Inc.
2801 East Market Street
York, PA 17402
RE:	Registration Statement on Form S-8 Relating to The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan
Ladies and Gentlemen:

As Vice President, General Counsel and Secretary of The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 2,500,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), that may be issued under The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan (the “Plan”).

I have examined the Company’s Articles of Incorporation and Bylaws, the Plan and such other documents and corporate records relating to the Company and the issuance of the Shares as I have deemed appropriate. In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on original and certified documents and the conformity with original and certified documents of all copies submitted to me as conformed, photostatic or other copies.

Based upon the foregoing, it is my opinion that the Shares are duly authorized and, when issued and sold pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.
I hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Robert E. Stern
Robert E. Stern